EXHIBIT 99.1
                        EMPIRE FINANCIAL HOLDING COMPANY

                                   May 6, 2005

Shareholders of Empire Financial Holding Company

         Re: Notice of Reliance on Exception from AMEX Shareholder Approval Requirements

Dear Shareholder:

         As previously announced, Empire Financial Holding Company (the "Company") and EFH Partners, Inc., a recently formed Delaware limited liability company (the "Purchaser"), have entered into a stock purchase agreement, dated March 8, 2005 (the "Stock Purchase Agreement"). Pursuant to the terms of the Stock Purchase Agreement, the Company has agreed to issue to the Purchaser (a) shares of convertible preferred stock (the "Preferred Stock") with a stated value of $700,000 that may be converted into an aggregate of 1,166,667 shares of Company common stock at $.60 per share of Company common stock, and (b) an option (the "Option") to acquire an additional 1,666,666 shares of Company common stock at an exercise price of $.60 per share. The $.60 conversion price per share of the Preferred Stock and the $.60 per share exercise price of the Option represents a 14% discount from the closing price of $.70 per share of the Company common stock on March 8, 2005.

         In connection with the Stock Purchase Agreement, Kevin M. Gagne, who currently beneficially owns approximately 58% of the Company common stock, has entered into agreements with the Purchaser and the Company, which when consummated will substantially reduce his ownership in the Company. The closing of Mr. Gagne's agreements is conditioned on the closing of the Stock Purchase Agreement.

         Since the Preferred Stock and Option is convertible into more than 20% (approximately 72%) of the Company's outstanding shares of Common Stock at a price below the greater of book or market value, the American Stock Exchange ("AMEX") rules would normally require the Company to obtain shareholder approval prior to closing the transaction, pursuant to Section 713 of the AMEX Company Guide. Pursuant to the Company's request, however, AMEX has determined that the Company may rely on an exception to the shareholder approval requirement provided in Section 710(b) of the AMEX Company Guide, because the delay related to securing shareholder approval could seriously jeopardize the financial viability of the enterprise. The Company's Audit Committee has expressly approved the Company's reliance on this exception. The mailing of this letter to Company shareholders is a requirement for reliance on that exception.

         The Company expects to issue the Preferred Stock and Option and close the transactions contemplated by the Stock Purchase Agreement on the later of
(a) ten days from the date of this letter or (b) the satisfaction of all closing conditions contained in the Stock Purchase Agreement, including the receipt of any required regulatory approvals.

         As always, we appreciate your continued support.

                                        Sincerely,

                                        Donald A. Wojnowski Jr.
                                        President